Exhibit 4.55

Execution Version

SECURITY AGREEMENT

This Security Agreement (as amended from time to time, this “Security Agreement”) is entered into as of March 30, 2010 by and between CITIBANK, N.A. (together with its successors and assigns, “Citibank”), and CEMEX, S.A.B. de C.V., a publicly traded stock corporation with variable capital (sociedad anónima bursátil de capital variable) organized under the laws of Mexico (“Cemex”).

WHEREAS, Citibank and Cemex have entered into a Master Terms and Conditions for Capped Call Transactions between Citibank, N.A. and CEMEX, S.A.B. de C.V., dated as of March 24, 2010 and have entered into and may from time to time enter into one or more “Confirmations” confirming “Transactions” (each as defined therein) thereunder (collectively, including the “Agreement” (as defined therein) deemed to exist between the parties pursuant thereto, the “Capped Call Agreement”);

WHEREAS, Citibank and Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria, acting solely as trustee under trust No. 111339-7 (the “Trust”) have entered into transactions evidenced by (i) a Put Option Transaction confirmation, (ii) a Forward Transaction (Cemex Shares) confirmation and (iii) a Forward Transaction (Naftrac Shares) confirmation, each dated as of April 23, 2008 (collectively, the “Confirmations”), with each such transaction subject to a single agreement in the form of the ISDA 2002 Master Agreement, as published by ISDA (including the terms and elections related thereto in the Confirmations, the “Deemed Agreement”), deemed to exist between Citibank and Counterparty pursuant to the Confirmations and including a 1994 ISDA Credit Support Annex (Bilateral Form – New York Law) entered into between Citibank and the Trust as of April 23, 2008 (as amended by the parties from time to time, the “Annex” and collectively with the Confirmations and the Deemed Agreement, the “Trust ISDA Agreement”);

WHEREAS, Citibank and the Trust have entered into an Amendment Agreement, dated as of the date hereof, which amends certain provisions of the Annex to allow, in accordance with the provisions thereof, the Collateral (as defined below) to serve as credit support securing the Trust’s obligations under the Trust ISDA Agreement;

WHEREAS, Cemex has issued a Guarantee, dated as of April 23, 2008 in favor of Citibank in respect of the Trust ISDA Agreement (the “Guarantee”); and

WHEREAS, Cemex has agreed to provide security for the payment of the Trust’s obligations under the Trust ISDA Agreement and Cemex’s obligations under the Guarantee by pledging its right and interest under the Capped Call Agreement to Citibank upon which, and subject to the terms and conditions of the Annex, Citibank would release cash collateral pledged under the Annex for return to Cemex;

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

SECTION 1.01. Certain Definitions. Capitalized terms used but not defined in this Agreement have the meanings given them in the Trust ISDA Agreement.

SECTION 1.02. Other Definitions. For purposes of this Security Agreement, the following terms shall have the following meanings:

“Foreclosure Event” means at any time (a)(1) an “Event of Default” with respect to the Trust under the Trust ISDA Agreement has occurred and is continuing or (2) an “Early Termination Date” has occurred or been designated (as defined in the Trust ISDA Agreement) and (b) any amount then due and payable (including any Transfer required under the Annex) by the Trust under the Trust ISDA Agreement remains outstanding.

“Obligations” means (i) all obligations and liabilities of the Trust to Citibank arising under, or in connection with, the Trust ISDA Agreement, whether now existing or hereafter arising, (ii) all obligations and liabilities of Cemex to Citibank arising under, or in connection with, the Guarantee, whether now existing or hereafter arising and (iii) Cemex’s obligations to reimburse Citibank pursuant to Section 5.04 hereof.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

ARTICLE II. SECURITY INTEREST

SECTION 2.01. Grant of Security Interest. As security for all of the Obligations, Cemex hereby pledges to Citibank, and grants to Citibank a security interest in, all of Cemex’s right, title and interest in, under and to the following, whether now existing or hereafter acquired (collectively the “Collateral”):

(a) the Capped Call Agreement, including, without limitation, all amounts paid or payable by Citibank from time to time thereunder to Cemex, including, without limitation, amounts paid or payable by Citibank in connection with the early termination of some or all of the “Transactions” thereunder; and

(b) all cash and noncash proceeds of any of the foregoing.

SECTION 2.02. Payments under the Capped Call Agreement. Notwithstanding anything to the contrary in the Capped Call Agreement, in the event that Citibank is obligated to make any payments to Cemex under the Capped Call Agreement, including, without limitation, in connection with the early termination of some or all of the “Transactions” thereunder, Cemex hereby instructs Citibank, in lieu of making such payments directly to Cemex, to hold the related amounts as cash collateral Transferred by the Trust under the Annex, and Cemex agrees that Citibank’s holding of such cash collateral shall be deemed to constitute payment by Citibank under the Capped Call Agreement of the associated amounts and that any release of such cash collateral by Citibank shall be made in accordance with the terms of the Annex.

ARTICLE III. CEMEX REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties. Cemex represents and warrants to Citibank as of the date hereof as follows:

(a) Cemex is a duly incorporated and validly existing publicly traded stock corporation with variable capital (sociedad anónima bursátil de capital variable) organized under the laws of Mexico. Cemex has the power, authority and legal right to execute and deliver this Security Agreement, perform its obligations hereunder and consummate the transactions herein contemplated.

(b) Cemex has duly authorized the execution and delivery of this Security Agreement and the performance by Cemex of its obligations hereunder. Assuming due authorization, execution and delivery by Citibank, this Security Agreement constitutes a legal, valid and binding obligation of Cemex which is enforceable in accordance with its terms, subject to bankruptcy and other similar laws affecting creditors’ rights and, to the extent applicable, to general principles of equity.

(c) The execution and delivery of this Security Agreement, and the performance by Cemex of its obligations hereunder, will not conflict with or constitute a breach or default under any other material contract or agreement to which Cemex is subject or by which Cemex is bound, or the organizational documents of Cemex or any judgment, order or decree applicable to Cemex.

(d) No litigation or administrative proceeding is pending or, to the best knowledge of Cemex, threatened against Cemex that would prevent Cemex from executing and delivering this Security Agreement or performing its obligations hereunder.

(e) Upon the filing of a UCC-1 financing statement against Cemex with the Recorder of Deeds of the District of Columbia and upon obtaining a written acknowledgment and delivery from Citibank, N.A., as counterparty to the Capped Call Agreement, Citibank will have a valid, first priority perfected security interest in and lien on the Collateral subject, in the case of proceeds, to the limitations set forth in Section 9-315 of the Uniform Commercial Code.

(f) Cemex’s name, jurisdiction of incorporation and type of organization is as set forth in the introductory paragraph hereof. Unless Cemex shall have given Citibank not less than 30 days’ prior notice thereof, Cemex shall not change its name. In addition, Cemex shall maintain its existence as a type of entity specified in the introductory paragraph hereof organized solely under the law of the jurisdiction specified in the introductory paragraph hereof and shall not dissolve, liquidate, merge with or into any other entity or otherwise change its organizational structure, change its identity or incorporate in any other jurisdiction unless Cemex shall have notified Citibank in writing at least 30 days prior to any intent not to so maintain its existence or any such dissolution, liquidation, merger or change, as the case may be.

(g) Cemex owns the Collateral free and clear of all liens, claims and encumbrances.

ARTICLE IV. CERTAIN COVENANTS OF CEMEX

SECTION 4.01. Defense of Title. Cemex warrants and will defend the right, title and interest of Citibank in and to all Collateral against all adverse claims and demands.

SECTION 4.02. No Amendment or Compromise. Except as otherwise expressly provided or contemplated in the Capped Call Agreement, Cemex and those acting on behalf of Cemex shall not amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, the Collateral without the prior written consent of Citibank.

SECTION 4.03. No Assignment of Collateral. Cemex shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber (except pursuant to this Security Agreement and the Annex), any of the Collateral or any interest therein without the prior written consent of Citibank.

SECTION 4.04. Further Assurances; Preservation and Perfection of Security Interest. (a) Cemex shall do all such acts, and shall execute and deliver to Citibank all such financing statements, certificates, instruments and other documents and shall do and perform or cause to be done all matters and such other things necessary or expedient to be done as Citibank may reasonably request from time to time (including notarizing an assignment of rights under the Capped Call Agreement and filing such notarized assignment with the applicable public registry) in order to give full effect to this Security Agreement and for the purpose of effectively perfecting, maintaining, preserving and enforcing Citibank’s security interest and the benefits intended to be granted to Citibank hereunder. To the extent permitted by applicable law, Cemex hereby authorizes Citibank to file, in the name of Cemex or otherwise, Uniform Commercial Code financing statements, including continuation statements, which Citibank in its sole discretion may deem necessary or appropriate.

(b) If Cemex fails to perform any act required by this Security Agreement, Citibank may, but shall not be obligated to, perform, or cause performance of, such act, and the expenses of Citibank incurred in connection therewith shall be governed by Section 5.04 hereof.

ARTICLE V. DEFAULT; RIGHTS AND REMEDIES

SECTION 5.01. Default; Remedies. (a) Upon the occurrence and during the continuance of any Foreclosure Event, Citibank, at its option, in addition to its rights and remedies under the Trust ISDA Agreement and/or the Guarantee and all rights and remedies available to a secured party under applicable law, shall have any or all of the following rights and remedies:

(i) Citibank may do any acts that it deems proper to protect the Collateral as security hereunder, receive any payments due with respect to the Capped Call Agreement or any damages thereunder and apply, by setoff or otherwise, all sums received to the payment of the Obligations in such order as Citibank shall determine. Any such actions of Citibank shall not be deemed to impose upon Citibank any of Cemex’s obligations under the Capped Call Agreement. Subject to the foregoing provisions of this paragraph, once Citibank is entitled to exercise its rights and remedies hereunder, Citibank shall have the right to renew, extend the time of payment of, or otherwise modify, amend, supplement, settle or compromise, in any manner, any obligations for the payment of money included in the Collateral, any security therefor and any other agreements, instruments, claims or chooses in action of any kind which may be included in the Collateral.

(ii) Citibank shall be entitled to exercise Cemex’s rights under or in respect of any Collateral and Citibank shall be entitled to exercise any other rights or remedies provided herein, in any document or instrument delivered pursuant hereto or under applicable law. Citibank may exercise its rights under this Security Agreement and its rights with respect to any other credit support securing the Obligations or any other remedy, in each case in any order or priority that Citibank determines in its sole discretion. There shall be no requirement that Citibank exhaust any other rights or remedies, or any other source of payment or credit support securing the Obligations, prior to Citibank being entitled to exercise its rights and remedies hereunder.

(b) Citibank may enforce its rights and remedies hereunder without prior judicial process or hearing, and Cemex hereby expressly waives, to the fullest extent permitted by law, any right Cemex might otherwise have to require Citibank to enforce its rights by judicial process. Cemex also waives, to the fullest extent permitted by law, any defense Cemex might otherwise have to the Obligations secured hereby arising from use of nonjudicial process, enforcement and sale of all or any portion of the Collateral or from any other election of remedies.

SECTION 5.02. Delay not Waiver; Remedies are Cumulative.

(a) No failure on the part of Citibank to exercise, and no delay by Citibank in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b) All remedies of Citibank provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Trust ISDA Agreement, the Capped Call Agreement and the other instruments and agreements contemplated hereby and thereby.

SECTION 5.03. Application of Proceeds. The proceeds of the Collateral pursuant to this Article shall be applied as follows:

(a) First, to the reimbursement of sums expended by Citibank pursuant to Section 5.04 hereof and to the payment of the costs and expenses of liquidation, or any other enforcement action pursuant hereto, including reasonable attorney’s fees, and all other expenses incurred in connection therewith, with a reasonable reserve for any liabilities incurred in connection therewith;

(b) Second, to the payment in full of the Obligations; and

(c) Third, to the payment to Cemex or such other person or persons as may be entitled thereto, or as a court of competent jurisdiction directs.

SECTION 5.04. Reimbursement. All sums expended by Citibank, including, without limitation, reasonable attorney’s fees, disbursements and court costs, in connection with the exercise of any right or remedy provided for herein, the preservation of the Collateral and Citibank’s interest therein and the defense or prosecution of any actions, suits or proceedings arising out of or relating to the Collateral shall be the obligation of Cemex, payable out of proceeds of the Collateral, in accordance with Section 5.03 hereof, or by application of or setoff against any balances or amounts due to Cemex under the Capped Call Agreement and to the extent any amounts remain owing, payable by Cemex out of its other assets.

SECTION 5.05. No Duty and Waiver. The powers conferred on Citibank hereunder are solely for its benefit, and do not impose any duty on Citibank to exercise any such powers. Following a Foreclosure Event, Citibank shall have no duty of care as a secured party hereunder to Cemex as to any Collateral or with respect to the taking of any necessary steps to preserve rights against other parties or any other obligation pertaining to the Collateral. Cemex waives all rights whatsoever against Citibank for any loss, expense, liability or damage suffered by Cemex as a result of actions taken by Citibank as secured party pursuant to this Security Agreement.

SECTION 5.06. Waiver of Redemption and Deficiency Rights. Cemex hereby expressly waives, to the fullest extent permitted by law, every statute of limitation, right of redemption, any moratorium or redemption period, any limitation on a deficiency judgment, and any right which it may have to direct the order in which any of the Collateral shall be liquidated and applied in the event of any exercise by Citibank of any of its remedies pursuant hereto.

SECTION 5.07. Additional Termination Event under Capped Call Agreement. Cemex and Citibank hereby agree that, at any time where the Capped Call Agreement constitutes “Posted Credit Support” (as defined in the Annex) pursuant to the Annex, the occurrence of a Foreclosure Event shall constitute an “Additional Termination Event” (as defined in the Capped Call Agreement) under the Capped Call Agreement, notwithstanding anything to the contrary therein, with Cemex as the sole “Affected Party” (as defined in the Capped Call Agreement).

ARTICLE VI. MISCELLANEOUS

SECTION 6.01. Governing Law; Jurisdiction; Waivers.

(a) This Agreement shall be governed by the laws of the State of New York (without reference to choice of law doctrine, other than Section 5-1401 of the New York General Obligations Law).

(b) Any legal action or proceeding with respect to this Security Agreement may be brought in any United States federal or state court sitting in New York, New York, and in the courts of the corporate domicile of each party hereto, in respect of actions brought against such party as a defendant, and by execution and delivery of this Security Agreement, the parties hereto hereby consent to the jurisdiction of the aforesaid courts. To the fullest extent permitted by law, each party hereto hereby irrevocably waives any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Security Agreement, and further waives any right to which it may be entitled on account of place of residence or domicile.

(c) EACH OF CEMEX AND CITIBANK HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS OR BENEFICIARIES, AS APPLICABLE) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE ACTIONS OF CITIBANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(d) Cemex irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any proceedings.

SECTION 6.02. Severability. If any one or more of the covenants, agreements, provisions or terms of this Security Agreement shall for any reason whatsoever be held invalid, then to the fullest extent permitted by law such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Security Agreement and shall in no way affect the validity or enforceability of the other provisions of this Security Agreement.

SECTION 6.03. Attorney in Fact. Cemex hereby irrevocably appoints Citibank as its attorney-in-fact, with full authority in the place and stead of Cemex and in the name of Cemex or otherwise, from time to time in Citibank’s discretion after the occurrence and during the continuance of a Foreclosure Event, to take any action and to execute any instrument that Citibank may deem necessary or advisable to accomplish the purposes of this Security Agreement, including without limitation, (i) to receive, endorse and collect any drafts or other instruments, documents and chattel paper representing any payment, dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, and (ii) to file any claims or take any action or institute any proceedings that Citibank may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of the Capped Call Agreement or the rights of Citibank with respect to any of the Collateral.

SECTION 6.04. Counterparts. This Security Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all counterparts shall together constitute but one and the same instrument.

SECTION 6.05. Amendments; Assignment. (a) This Security Agreement may be amended only by a written instrument executed by the parties hereto. Any waiver of any provision of this Security Agreement shall only be effective if given in writing and then only in the specific instance in which such waiver is given.

(b) This Agreement shall be binding upon and inure to the benefit of Citibank and Cemex and their respective successors and assigns; provided that Cemex shall have no right to assign, or delegate its duties under, this Security Agreement without the prior written consent of Citibank.

SECTION 6.06. Notices. All instructions, notices, requests or other communications given under this Agreement shall be in writing and shall be sent in accordance with the Capped Call Agreement.

SECTION 6.07. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Security Agreement and are not to affect the construction of, or be taken into consideration in interpreting, this Security Agreement.

SECTION 6.08. Integration. This Security Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings of the parties in connection therewith.

SECTION 6.09. Security Interest Absolute. To the extent permissible by applicable law, all rights of Citibank hereunder, the grant of a security interest in the Collateral and the Cemex Posted Margin and all obligations of Cemex hereunder, will be absolute, irrevocable and unconditional irrespective of:

(a) any claim as to the genuineness, validity, regularity or enforceability of this Security Agreement, the Trust ISDA Agreement, any other agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing;

(b) any change in the time, manner or place of payment of, or in any other term of, all of or any of the Obligations, or any other amendment, modification, extension or waiver of or any consent to any departure from the Trust ISDA Agreement, any other agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing;

(c) any change in the existence, structure or beneficial ownership of the Trust, or any liquidation, dissolution, insolvency, reorganization or other similar proceeding affecting the Trust or its assets;

(d) any release of any collateral securing any obligations in respect of the Trust ISDA Agreement, any other agreement with respect to any of the Obligations or any guarantee or other credit support in respect thereof;

(e) any law, rule, regulation, decree or order of any jurisdiction, any change in any of the foregoing, or any other event, affecting any term of any Obligation or Citibank’s rights with respect thereto; or

(f) any other circumstance whatsoever that might otherwise constitute a defense available to, or a discharge of, Cemex in respect of the Obligations or in respect of this Security Agreement (other than the indefeasible payment in full of all Obligations).

SECTION 6.10. Acknowledgment of Security Interest. Citibank, in its capacity as counterparty to the Capped Call Agreement, hereby acknowledges the security interest created pursuant to this Security Agreement in Cemex’s right and interest under the Capped Call Agreement. Citibank, as counterparty to the Capped Call Agreement, agrees that, following a Foreclosure Event, it shall use reasonable efforts to copy Cemex on any notice that Cemex would otherwise have been entitled to receive under the terms of the Capped Call Agreement had Citibank as secured party not commenced its exercise of remedies hereunder.

SECTION 6.11. Process Agent. Cemex hereby appoints as its process agent:

Corporate Creations Network Inc.

1040 Avenue of the Americas #2400

New York, NY 10018

Fax: (561) 694-1639

Tel: (212) 382-4699

SECTION 6.12. Termination and Release. At such time as Citibank is obligated under the Annex to “Transfer” (as defined in the Annex) the Capped Call Agreement to the Trust pursuant to the Annex, Citibank shall promptly provide a notice to Cemex and, upon provision of such notice, the Collateral shall be automatically released from the security interest created hereunder, and this Security Agreement and all obligations of each of Citibank and Cemex hereunder shall terminate, all without any act by any party, and all rights to the Collateral shall revert to Cemex; provided that Citibank, at the request and sole expense of Cemex, shall execute and deliver to Cemex all releases or other documents reasonably necessary or desirable to evidence the release of the security interest created hereby on such Collateral and termination of this Security Agreement.

IN WITNESS WHEREOF, the parties hereto have each caused this Security Agreement to be duly executed, all as of the day and year first above written.

CITIBANK, N.A.

By:	/s/ Herman Hirsch
	Name:	Herman Hirsh
	Title:	Authorized Representative

CEMEX, S.A.B. de C.V.

By:	/s/ Rodrigo Treviño
	Name:	Rodrigo Treviño
	Title:	Chief Financial Officer
Attorney-in-Fact